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                                                                    EXHIBIT 99.5

                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                 FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.,

                                       AND

                              HOMESEEKERS.COM, INC.

                          Dated as of October 25, 2001


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        THIS ASSET PURCHASE AGREEMENT, is made and entered into as of October
25, 2001, by and between Fidelity National Information Solutions, Inc., a Delaware corporation ("Buyer"), and HomeSeekers.com, Inc., a Nevada corporation ("Seller").

                                R E C I T A L S:

        A. Seller is engaged in the business of providing certain services to the real estate industry. One of those businesses, referred by Seller as XMLSweb(TM), which is the subject of this Agreement (hereinafter, the "Business"), is an Intranet MLS System that provides an efficient, cost-effective method for MLS Organizations and Realtor Associations to implement a customized agent-access Intranet System. The products of the Business are designed to provide the agent more efficient electronic access to MLS data by providing flexible and cost-effective, web based alternatives to existing systems that an MLS may be using.

        B. Buyer wishes to acquire from Seller, and Seller wishes to sell, assign and transfer to Buyer, substantially all of the assets of the Business, including Seller's corporate and trade names and goodwill associated with the Business, all for the purchase price and upon the terms and subject to the conditions hereinafter set forth.

        C. Seller wishes to provide certain representations and warranties hereunder.

        D. Capitalized terms used herein without separate definition have the meanings given to such terms in Section 1.1.

        NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

        Section 1.1 Definition of Certain Terms. The terms defined in this
Section 1.1, whenever used in this Agreement, shall have the respective meanings indicated below for all purposes of this Agreement.

        "Accounts Receivable": has the meaning set forth in Section 2.1(a).

        "Additional Consideration": has the meaning set forth in Section 3.2.

        "Affiliate": of a specified Person means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person or a member of such specified Person's immediate family. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.


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        "Agreement": means this Asset Purchase Agreement, as the same from time to time may be amended, supplemented or waived.

        "Assets": has the meaning set forth in Section 2.1.

        "Assumed Contracts": has the meaning set forth in Section 2.1(e).

        "Assumed Liabilities": has the meaning set forth in Section 3.4.

        "Books and Records": means all books and records, including manuals, price lists, mailing lists, lists of customers, sales and promotional materials, purchasing materials, personnel records, accounting records, tax records and litigation files (regardless of the media in which stored), in each case primarily relating to or primarily used in the Business and relating to the Assets.

        "Buyer Indemnitees": has the meaning set forth in Section 9.1.

        "Business": has the meaning set forth in Recital A.

        "Cash": means any and all cash and cash equivalents and similar type investments, such as certificates of deposit, treasury bills and other marketable securities.

        "Closing": has the meaning set forth in Section 3.1.

        "Closing Consideration": has the meaning set forth in Section 3.2.

        "Closing Date": has the meaning set forth in Section 3.1.

        "Code": means the Internal Revenue Code of 1986, as amended.

        "Competitive Products and Services": has the meaning set forth in
Section 6.1.8.

        "Confidentiality Agreement": means that certain Mutual Confidentiality and Non-Disclosure Agreement executed by Seller and Buyer on October __, 2001.

        "Consent": means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

        "Contracts": has the meaning set forth in Section 4.12(a).

        "Deposit": has the meaning set forth in section 3.2.

        "Employee Benefit Plan": means each "employee benefit plan" of Seller, as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, and (ii) is maintained or contributed to by Seller.


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        "Employee Plan": means each "employee benefit plan" of Buyer, as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, and (ii) is maintained or contributed to by Buyer.

        "Environmental Laws": means any and all Laws relating to the protection of the environment, to human health and safety, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, Release, threatened Release, arranging for the disposal or transportation of any Hazardous Substances.

        "Environmental Liabilities and Costs": means any and all Losses imposed by, under or pursuant to Environmental Laws, based on, arising out of or otherwise in respect of (i) the ownership or operation of the Business or any real property owned, leased or operated by Seller, or (ii) the environmental conditions existing on the Closing Date on, under, above, or about any real property owned, leased or operated by the Business or Seller.

        "ERISA": means the Employee Retirement Income Security Act of 1974, as amended.

        "Excluded Assets": has the meaning set forth in Section 2.2.

        "Excluded Liabilities": has the meaning set forth in Section 3.5.

        "FF&E": has the meaning set forth in Section 2.1(b).

        "Financial Statements": has the meaning set forth in Section 4.4.

        "FNF Secured Loans": means (i) that certain Secured Promissory Note dated October 23, 2001, pursuant to which Fidelity National Financial, Inc. loaned Seller $400,000 to fund a payroll amount due and payable on October 23, 2001; and (ii) that certain Revolving Credit Agreement and Security Agreement of even date herewith pursuant to which FNF has agreed to make available and Seller has agreed to borrow certain revolving advances in an aggregate principal amount not to exceed $4,000,000, to allow the Borrower, among other things, to pay off and cancel the Homemark Secured Loans.

        "GAAP": means United States generally accepted accounting principles.

        "Governmental Approval": means any Consent of, with or to any Governmental Authority.

        "Governmental Authority": means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof), or any tribunal or arbitrator(s) of competent jurisdiction, or any self-regulatory organization.

        "Hazardous Substance": means any substance that: (i) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder; or (ii) is toxic, explosive,


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corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

        "Homemark Secured Loans": means (i) that certain Securities Purchase Agreement between Seller and E-Home.com, Inc. d/b/a Homemark ("Homemark") dated as of June 6, 2001 (the "Homemark Securities Purchase Agreement"), wherein Homemark agreed to lend and Seller agreed to borrow up to $2,000,000; (ii) that certain Loan Agreement dated as of June 6, 2001 (the "Homemark Loan Agreement"), wherein Homemark agreed to lend and Seller agreed to borrow $1,000,000; (iii) that certain Security Agreement and Financing Statement dated as of June 6, 2001, wherein Seller granted to Homemark security interests in certain of its assets; that certain Promissory Note dated June 6, 2001, pursuant to which Homemark loaned to Seller $500,000; (iv) the advance by Homemark to Seller on or around June 19, 2001, pursuant to the Homemark Loan Agreement, of an additional $500,000; and (v) the additional advances by Homemark to Seller, subsequent to June 19, 2001, in the approximate aggregate amount of $1,000,000.

        "Indemnified Party": has the meaning set forth in Section 9.3.

        "Indemnifying Party": has the meaning set forth in Section 9.3.

        "Intellectual Property": means: (i) any and all trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names, logos and other indications of origin, sponsorship or affiliation, together with the goodwill associated therewith (whether the foregoing are registered or unregistered); and registrations thereof in any jurisdiction and applications to register any of the foregoing in any jurisdiction, and any extension, modification or renewal of any such registration or application; (ii) any and all inventions, developments, improvements, discoveries, know how, concepts and ideas, whether patentable or not in any jurisdiction; (iii) any and all patents, revalidations, industrial designs, industrial models and utility models, patent applications (including reissues, continuations, divisions, continuations-in-part and extensions) and patent disclosures; (iv) any and all mask works and other semiconductor chip rights and registrations thereof; (v) any and all trade secrets and proprietary or confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; (vi) any and all writings and other works, whether copyrighted, copyrightable or not in any jurisdiction, including computer programs and software (including source code, object code, data and databases); (vii) any and all copyrights, copyright registrations and applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and (viii) any and all other intellectual property or proprietary rights.

        "IRS": means the Internal Revenue Service.

        "Law": means any and all provisions of any and all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, and (ii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

        "Lien": means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement,



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voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restriction or limitation, including, without limitation, any Lien under the FNF Secured Loans or the Homemark Secured Loans.

        "Logo": means any symbol or logo incorporating a Name.

        "Losses": has the meaning set forth in Section 9.1.

        "Material Adverse Effect": means any event, circumstance, occurrence, fact, condition, change or effect that is materially adverse to the business, operations, results of operations, financial condition, prospects, properties, assets or liabilities of the Business taken as a whole.

        "Name": means any name, mark, trade name, trademark, service name or service mark.

        "Other Inventories": has the meaning set forth in Section 2.1(c).

        "Person": means any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity.

        "Purchase Price": has the meaning set forth in Section 3.2.

        "Release": means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

        "Software Development Agreement": has the meaning set forth in Section 7.2.10.

        "Specifications": has the meaning set forth in Section 7.2.10.

        "Subsidiaries": means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50 percent of the outstanding voting stock or other equity interests.

        "Taxes": means any federal, state, provincial, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing.



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        "Tax Returns": means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof or supplement thereto.

        "Transferred Employee": has the meaning set forth in Section 6.2.5.

        "Version 8 Software": has the meaning set forth in Section 3.2.

        Section 1.2 Construction. All references herein to a Section, Article, Exhibit or Schedule are to a Section, Article, Exhibit or Schedule, unless otherwise indicated.

                                    ARTICLE 2

                         SALE AND PURCHASE OF THE ASSETS

        Section 2.1 Assets. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, set over, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to all of Seller's assets and rights relating to the Business other than the Excluded Assets, as the same may exist on the Closing Date (collectively, the "Assets"), including, without limitation, the following assets and rights:

        (a) all accounts receivable, notes and drafts owing to Seller relating to the conduct of the Business ("Accounts Receivable");

        (b) all furniture, fixtures, machinery, equipment and other tangible personal property (including work stations and data processing equipment) relating to or used in the Business (collectively, the "FF&E");

        (c) all inventories of office and other supplies, spare parts and replacement and component parts related to the Business, whether on hand, in-transit or on order (collectively, the "Other Inventories");

        (d) all rights in Intellectual Property used in the Business (including all Names and Logos incorporating "XMLSWeb" or any similar Name or Logo, alone or in any combination of words, and any combination, variation or derivation of any such Name or Logo or the domain name "XMLSWeb.com."), and the goodwill represented thereby and pertaining thereto;

        (e) all rights under the Contracts specifically listed on Schedule 2.1(e) by Buyer, in its sole discretion, prior to the Closing (the "Assumed Contracts") and no other Contracts or agreements of Seller;

        (f) all Books and Records, except as provided in Section 2.2(a);

        (g) all Governmental Approvals, including all applications therefor, to the extent transferrable;


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        (h) all rights to causes of action, lawsuits, claims and demands of any nature available to or being pursued by Seller with respect to the Business or the Assets;

        (i) all guarantees, warranties, indemnities and similar rights in favor of Seller with respect to the Business or the Assets; and

        (j) all computer hardware and software used in the Business, including all rights under licenses and other Intellectual Property, instruments or agreements relating thereto.

        Section 2.2 Excluded Assets. Seller shall retain and not transfer, and Buyer shall not purchase or acquire, or have any ownership claim or right in respect of, the following assets (collectively, the "Excluded Assets"):

        (a) All Cash of Seller;

        (b) all Books and Records that relate solely to Seller's businesses other than the Business or to corporate records, such as minute books, seals and similar items and all tax returns and financial statements and records of Seller;

        (c) all rights to causes of action, lawsuits, claims and demands of any nature available to or being pursued by Seller with respect to the Excluded Assets;

        (d) all refunds, credits, deposits, prepayments or overpayments with respect to Taxes paid or accrued by Seller;

        (e) all insurance policies;

        (f) all assets of any Employee Benefit Plan except to the extent otherwise agreed to herein;

        (g) all Names or Logos incorporating "HomeSeekers.com" or any similar Name or Logo, alone or in any combination of words, and any combination, variation or derivation of any such Name or Logo or the domain name "Homeseekers.com;" and

        (h) the IDXnet broker reciprocity product offering, including all computer hardware and software related solely thereto; but specifically not including any and all computer hardware, software, rights under licenses and other Intellectual Property, instruments or agreements also used in connection with XMLSWeb product offering (the "Shared Software"), it being expressly understood and agreed by Seller that all such Shared Software constitutes an Asset acquired by Buyer hereunder.

        Section 2.3 Joint Assets. Buyer and Seller acknowledge and agree that certain source code contained in software that comprises Assets is also used in connection with other products currently developed or being developed by Seller that are not part of the Business ("Shared Source Code"). Following the Closing, all such Shared Source Code shall be deemed jointly owned by Buyer and Seller and, subject to Section 6.1.8 below, may be used by Buyer or Seller for any lawful purpose.


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                                    ARTICLE 3

                                   THE CLOSING

        Section 3.1 Place and Date. Subject to the fulfillment of the conditions specified in Article VII, any or all of which may be waived by the respective party or parties whose performance is conditioned upon satisfaction of such conditions, the purchase and sale of the Assets shall be consummated at a closing (the "Closing") to be held at the offices of Buyer located at 4050 Calle Real, Suite 200, Santa Barbara, California, on or around November 23, 2002, at 10:00 a.m., or on or at such other date, time or location as Buyer and Seller shall mutually agree (such date and time being herein referred to as the "Closing Date").

        Section 3.2 Purchase Price. Subject to the terms and conditions set forth herein, in full consideration for the purchase of the Assets, Buyer shall pay to Seller (a) the cash sum of $1,000,000 within two (2) business days following the satisfaction of the conditions set forth in Sections 7.2.11,
7.2.12 and 7.2.14 below (the "Deposit"), (b) the cash sum of $1,000,000 on the Closing Date (the "Closing Consideration"), and (c) the possibility of an additional cash sum of $1,200,000 payable in accordance with the terms and conditions of the Software Development Agreement related to the development by Seller for the benefit of Buyer of Version 8 of its MLS software product offering in strict accordance with the Specifications (the "Version 8 Software") (the "Additional Consideration"). The Deposit, the Closing Consideration and the Additional Consideration, if any, is referred to herein as the "Purchase Price." The Purchase Price shall be made by direct wire transfer of immediately available funds to the account of Seller as designated by Seller. Upon the termination of this Agreement, regardless of the reason therefore, the Deposit shall automatically and without further action by the parties be converted into a loan payable by Seller to Buyer, with the entire principal amount becoming immediately due and payable on the date of such termination. If Seller fails to repay the Deposit when due, then the principal amount shall bear interest at the maximum rate allowed by law until such time as the entire principal and all accrued interest is paid in full.

        Section 3.3 Allocation of Purchase Price. The parties agree to allocate the Purchase Price among the Assets in accordance with Section 1060 of the Code as mutually agreed to by the parties within 180 days following the Closing Date; provided that the FF&E, the Other Inventories included in the Assets shall be allocated an amount equal to Seller's net book value for such Assets. All such mutually agreed to allocations shall be used by each party in preparing any filings required pursuant to Section 1060 of the Code or any similar provisions of state or local law and all relevant income and franchise tax returns. Neither Buyer nor Seller will take any position before any taxing authority or in any judicial proceeding that is inconsistent with such mutually agreed to allocations without the prior consent of the other party. The parties shall in good faith exercise reasonable efforts to support such reported allocations in any audit proceedings initiated by any taxing authority.

        Section 3.4 Assumption of Liabilities. Subject to the terms and conditions set forth herein, including, without limitation, Seller's indemnification obligations, at the Closing, Buyer shall assume and agree to pay, honor and discharge when due the following obligations of Seller (collectively, the "Assumed Liabilities"):


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        (a) all liabilities and obligations of related to the Assets arising on and after the Closing Date; and

        (b) all liabilities and obligations of Seller arising on and after the Closing Date under the Assumed Contracts.

        Section 3.5 Excluded Liabilities. Other than the Assumed Liabilities, Buyer shall not be responsible for any other debts, claims, commitments, liabilities or obligations of Seller or the Business (collectively, the "Excluded Liabilities"). Without limiting the generality of the foregoing and notwithstanding anything herein that may be to the contrary, Excluded Liabilities include any and all debts, claims, commitments, liabilities or obligations of Seller or the Business relating to or arising out of any of the following:

        (a) any indebtedness for borrowed money or any guarantees or similar obligations in respect of any indebtedness for borrowed money, including, without limitation, any and all liability, obligations and indebtedness arising under the FNF Secured Loans and the Homemark Secured Loans;

        (b) (i) any liability, obligation or commitment relating to or arising out of any Employee Benefit Plan, including any sponsorship, administration or contribution obligation of any Person under any Employee Benefit Plan or termination of any Employee Benefit Plan, or (ii) the employment or the termination of employment, on or prior to the Closing Date, of any employee of the Business by Seller;

        (c) any cause of action or judicial or administrative action, suit, proceeding or investigation, pending or threatened in writing as of the Closing Date, relating to periods on or prior to the Closing Date;

        (d) any failure or alleged failure by Seller to comply with, or any violation or alleged violation of, (i) any Law or Governmental Approval applicable to the Business or the Assets, or (ii) any Contract, which occurred or was alleged to have occurred prior to the Closing Date;

        (e) any infringement or alleged infringement of the rights of any other Person arising out of the use of any Intellectual Property in connection with the Business prior to the Closing Date;

        (f) any and all contingent liabilities arising out of the Business on or prior to the Closing Date; and any and all liabilities accruable under GAAP for the Business as of the Closing Date;

        (g) any liability for any Taxes imposed on Seller or attributable to Seller or imposed or attributable to the Business on or before the Closing Date;

        (h) any of the Excluded Assets;

        (i) all Environmental Liabilities and Costs (whether or not currently known, discoverable or regulated by applicable Law) arising from, relating to, in respect of or


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incurred in connection with conditions existing or events occurring prior to the
Closing Date; or

        (j) any claim, litigation, action or proceeding, whether or not pending or threatened, whether known or unknown, relating to the Business or the Assets and arising prior to the Closing.

                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER,

                             SHAREHOLDER AND TAYLOR

        Seller represents and warrants to Buyer as of the date of this Agreement and the Closing Date as set forth in this Article 4. All exceptions to the representations and warranties contained in this Article 4 shall be attached to this Agreement as individually numbered schedules (collectively, the "Disclosure Schedules") corresponding to the applicable sections and subsections of this
Article 4. The Disclosure Schedules shall be diligently prepared and delivered by Seller to Buyer as soon as reasonably practicable, but in no event later than twenty-five (25) days following the execution of this Agreement. The Disclosure Schedules are subject to the approval of Buyer in accordance with section 7.2.15 below.

        Section 4.1 Corporate Status. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Seller has full corporate power and authority to carry on the Business as it is currently conducted, and to own or lease and to operate the properties and assets of the Business (including the Assets). Seller is duly qualified to do business and is in good standing in each other jurisdiction in which it owns property or conducts the Business, except where the failure to so qualify or remain in good standing would not have a Material Adverse Effect.

        Section 4.2 Authorization, etc. Seller has all requisite power and authority (corporate or otherwise) to execute and deliver this Agreement, to perform fully its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of Seller. Seller has duly executed and delivered this Agreement. This Agreement is a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting generally the enforcement of creditors' rights and by general principles of equity.

        Section 4.3 No Conflicts, etc. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both), or result in the acceleration of or give rise to any party the right to terminate, modify or cancel under, or result in the loss of any rights, privileges, options or alternatives under, or result in the creation of any Lien on


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any of the properties or assets of Seller (including the Assets) under (a) the
Articles of Incorporation or Bylaws of Seller, (b) any Law applicable to Seller or any of its properties or assets (including the Assets), or (c) any Contract or other agreement or instrument to which Seller is a party or by which Seller or any of the Assets is bound, other than in the case of this clause (c) any such conflicts, violations or defaults that, individually or in the aggregate,
(i) have not had and could not reasonably be expected to have a Material Adverse Effect, and (ii) have not impaired and could not reasonably be expected to impair Seller's ability to perform their obligations hereunder. No Governmental Approval or other Consent (including Consents under the Contracts) is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        Section 4.4 Financial Statements. Seller has delivered to Buyer all financial statements filed with the Securities and Exchange Commission ("SEC") since December 31, 2000 (collectively, the "Financial Statements"). The Financial Statements, including all related notes and schedules, contain true and accurate statements of each and all of the assets and liabilities of Seller and fairly present the financial position of Seller as at the respective dates thereof, and the results of operations and cash flows of Seller for the periods indicated, all in accordance with GAAP applied on a consistent basis throughout the periods involved.

        Section 4.5 Books and Records. The Books and Records of Seller, including financial records and books of account, are correct, complete and current in all material respects and have been maintained in accordance with sound business practices. Such Books and Records accurately, completely and fairly reflect the income, expenses, assets and liabilities of Seller, and Seller maintains internal accounting controls which provide reasonable assurance that: (a) transactions are recorded as necessary to permit preparation of reliable financial statements and to maintain accountability for earnings and assets; and (b) the recorded accountability of all assets is compared with existing assets at reasonable intervals.

        Section 4.6 Absence of Undisclosed Liabilities. Seller has no knowledge of any debts, claims, commitments, liabilities or obligations of any nature, absolute, accrued, contingent or otherwise and whether due or to become due, asserted or unasserted, arising out of or relating to the Business, except (a) as and to the extent reflected as a liability in the most recent Financial Statements filed with the SEC, and (b) liabilities and obligations that were incurred thereafter, in the ordinary course of business of the Business (consistent in amount and kind with past practice) and which would not have a Material Adverse Effect.

        Section 4.7 Absence of Changes. Except in the ordinary course of Seller's business or in connection with the transactions contemplated by this Agreement, since April 30, 2001, Seller has not in connection with or relating to the Business or the Assets:

        (a) suffered any Material Adverse Effect;

        (b) incurred, assumed, guaranteed or discharged any debt, claim, commitment, obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due (including any indebtedness for borrowed money), except current liabilities for trade or


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business obligations incurred in connection with the purchase of goods or services in the ordinary course of business of the Business (consistent in amount and kind with prior practice);

        (c) other than pursuant to the FNF Secured Loans and the Homemark Secured Loans, mortgaged, pledged or subjected to any other Lien, any property, business or assets, tangible or intangible other than Liens for Taxes not yet due and payable and Liens for Taxes which are being contested in good faith and by appropriate proceedings with adequate reserves therefor having been maintained on Seller's Books and Records;

        (d) sold, transferred, leased to others or otherwise disposed of any of the Assets, or canceled or compromised any debt, claim, commitment, liability or obligation, or waived or released any right of substantial value;

        (e) received any notice of termination of any Contract;

        (f) suffered any damage, destruction or casualty loss (whether or not covered by insurance), in any case or in the aggregate, in excess of $25,000;

        (g) transferred or granted any rights under, or entered into any settlement regarding the breach, misappropriation, infringement or violation of, any Intellectual Property, or modified any existing rights with respect thereto;

        (h) made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, distributor or agent of the Business, in each case other than increases in the ordinary course of business of the Business (consistent in amount and kind with past practice);

        (i) made any change in the accounting, auditing or tax methods, practices or principles of the Business;

        (j) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its employees, agents, customers or suppliers;

        (k) except with respect to the payment of fees of lawyers or accountants, entered into any transaction, contract, arrangement, order, license, lease, permit, instrument, agreement or commitment other than in the ordinary course of business of the Business (consistent in amount and kind with past practice), or paid or agreed to pay any brokerage or finder's fee;

        (l) made any discount of appraisal rates, or granted any discount of charges for any other services rendered, to any customer on terms or in amounts materially more favorable than had been extended to that customer in the past; or

        (m) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

        Section 4.8 Taxes.

        (a) Seller has duly and timely filed all Tax Returns with respect to Taxes required to be filed on or before the Closing Date. All such Tax Returns are true, complete and correct. All Taxes owed by Seller (whether or not shown on any Tax Return) have been duly and timely paid. Seller has not extended or otherwise waived the benefit of any applicable statute of limitations or agreed to any extension of time with respect to a Tax assessment or deficiency.

        (b) Seller has withheld all required amounts in respect of Taxes from its employees, agents, contractors and nonresidents and, to the extent required, has remitted such amounts to the proper agencies.

        (c) Seller expects any authority to assess additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Seller either (i) claimed by any Governmental Authority in writing, or (ii) as to which Seller has knowledge based upon personal contact with any agent of such Governmental Authority. All federal, state, local and foreign income Tax Returns filed with respect to Seller for taxable periods since January 1, 1994, have been audited. Seller has delivered to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by Seller since January 1, 1997.

        Section 4.9 Litigation.

        (a) There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of Seller, threatened, by or against or relating to Seller in connection with the Assets or the Business.

        (b) There are no judgments unsatisfied against Seller or consent decrees or injunctions to which Seller or the Assets are subject.

        (c) There is no action, claim, suit or proceeding pending, or to Seller's knowledge threatened, by or against or affecting Seller in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.

        Section 4.10 Compliance with Laws; Governmental Approvals and Consents.

        (a) Seller has complied in all material respects with all Laws applicable to the Business or the Assets.

        (b) All Governmental Approvals and other Consents material to the conduct of the Business as conducted by Seller prior to the Closing Date are in full force and effect, and Seller is in compliance in all material respects with each of such Governmental Approvals and Consents held by it with respect to the Assets and the Business.

        Section 4.11 Assets.

        (a) Seller does not own any real property. All leases or other occupancy agreements pursuant to which Seller occupies or uses any real property or buildings or other structures to conduct the Business (i) are in full force and effect and constitute legal, valid and binding obligations of Seller and, to the knowledge of Seller, the other parties thereto, enforceable according to their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting generally the enforcement of creditors' rights and by general principles of equity, (ii) Seller is not in default under any of such leases and other occupancy agreements, (iii) to the knowledge of Seller, no other party to any of such leases and other occupancy agreements is in default thereunder, and (iv) there exist no conditions which, with notice or lapse of time, or both, would constitute a default by Seller (or, to the knowledge of Seller, a default by any other party thereto) under any of such leases and other occupancy agreements.

        (b) No personal property used by Seller in the Business is held by Seller under any lease, license, security agreement, conditional sales contract, or other title retention or security arrangement. No personal property used by Seller in the Business is not in the possession and under the control of Seller. The Assets include all inventory, machinery, equipment, furniture, leasehold and other improvements, fixtures, any related capitalized items and other tangible property (i) reasonably required for the conduct of the Business as now being conducted, or (ii) material to the financial condition or results of operations of the Business. The Assets are in good operating condition and repair (normal wear and tear excepted), and are suitable for their current use by Seller. The Assets do not include stock of or other equity interests in any Person.

        (c) Seller has good and valid title to the Assets (other than leased Assets), free and clear of restrictions on, or conditions to, transfer or assignment, and free and clear of all Liens, except for Liens for (i) Taxes not yet due and payable and Liens for Taxes which are being contested in good faith and by appropriate proceedings with adequate reserves therefor ("Permitted Liens"), and (ii) Liens arising under the FNF Secured Loans and the Homemark Secured Loans, which Liens shall be released at or prior to the Closing Date.

        Section 4.12 Contracts.

        (a) Seller has furnished Buyer with access to all material agreements, contracts, commitments, orders, licenses, leases and other instruments and arrangements, whether written or oral (the "Contracts") to which Seller is a party or by which it or any of its assets is bound which primarily relate to the Business, the Assets or the Governmental Approvals included in the Assets, together with all amendments thereto.

        (b) There does not exist under any Contract any event of default or event or condition that, after notice or lapse of time or both, could constitute a violation, breach or event of default thereunder on the part of Seller or, to the knowledge of Seller, any other party thereto except for such events or conditions that, individually and in the aggregate, (i) have not had or resulted in, and could not reasonably be expected to result in the future in, a Material Adverse Effect, and (ii) have not materially impaired the ability of Seller to perform its obligations under this Agreement. Each Contract is a legal, valid, binding and enforceable obligation of Seller and, to the knowledge of Seller, the other parties thereto.

        Section 4.13 Territorial Restrictions. Seller is not restricted by any agreement or understanding with any other Person from carrying on the Business anywhere in the world.

        Section 4.14 Receivables. Seller's accounts receivable which have arisen in connection with the Business have arisen only from bona fide transactions in the ordinary course of business.

        Section 4.15 Intellectual Property.

        (a) All granted and issued patents, copyright registrations, and registered trademarks and service marks and all copyrights held by Seller are valid, enforceable and subsisting. Seller has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property.

        (b) None of the Intellectual Property is subject to any Lien in favor of any third party other than Liens resulting from the FNF Secured Loans and the Homemark Secured Loans (which Liens shall be released at or prior to Closing) and Seller owns all right, title and interest therein and thereto and, to Seller's knowledge, no other Person has any right, title or interest in or to any of the Intellectual Property. None of Seller's rights in or to any of the Intellectual Property shall be adversely affected by its execution or delivery of this Agreement or by the performance of its obligations hereunder. No claims with respect to any Intellectual Property have been asserted or, to Seller's knowledge, threatened by any Person against Seller. No use of any of the Intellectual Property by any Person (including Seller) constitutes or has constituted an unauthorized use, infringement, misappropriation or other violation of the Intellectual Property of any other Person and no valid grounds exist for any claims against Seller or any such Person with respect to any Intellectual Property. Without limiting the generality of the foregoing, no Person ever employed or otherwise engaged by Seller has asserted or, to Seller's knowledge, threatened any claim against Seller relating to any Intellectual Property. To Seller's knowledge, there has not been, nor is there presently, any unauthorized use, infringement, misappropriation or violation of any of the Intellectual Property by any Person. Seller has the full and exclusive right to possess, use, copy, distribute, display, transfer and license all of the Intellectual Property.

        (c) No Intellectual Property is subject to any outstanding order, award, decision, injunction, judgment, decree, stipulation or agreement in any manner restricting the transfer, use, enforcement or licensing thereof by Seller. Seller has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property. Seller has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Intellectual Property.

        (d) Seller has paid all material fees, annuities and all other payments which have heretofore become due to any Governmental Authority with respect to the Intellectual

Property and has taken all steps reasonable and necessary to prosecute and maintain the same.

        (e) Seller has not transferred its title in or to any Intellectual Property. Seller has not permitted any Person to utilize any Intellectual Property.

        (f) Seller's use of the Intellectual Property is pursuant to valid and binding licenses and the execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby shall not alter or impair any such licenses. No Consent shall be required in connection with the transfer of such licenses to Buyer pursuant to this Agreement.

        Section 4.16 Insurance. All policies, and premiums on account thereof, of fire and casualty, liability (including errors and omissions), theft, fidelity, and other forms of insurance covering the Business is in amounts and provides coverage against such losses and risks as are generally maintained for comparable businesses and properties. Such policies of insurance are deemed to be adequate by Seller and will be outstanding and fully in force through the Closing Date. There is no claim by Seller pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters thereof, and Seller has not, within the last three years, been refused any insurance or had its coverage limited.

        Section 4.17 Environmental Matters.

        (a) Seller is and has been in compliance with all applicable Environmental Laws pertaining to any of the properties and assets of the Business and the use by Seller thereof. Seller has obtained all permits, licenses and other authorizations that are required under Environmental Laws necessary to operate the Business. Seller has not received notice of any violation of any applicable Environmental Law relating to any of the Assets or to any part of the premises utilized by the Business and, to the knowledge of Seller, no such accusation is threatened.

        (b) Seller has not caused or taken any action that resulted in, and Seller is not subject to, any material liability or obligation relating to (i) the environmental conditions on, under, or about any part of the premises utilized by the Business or other properties or assets owned, leased, operated or used by Seller in the Business, including the air, soil and groundwater conditions at such properties, or (ii) the use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Substances by Seller.

        (c) No Hazardous Substances have been treated, stored or disposed of by Seller (or any other Person) at, on, or under any part of the premises utilized by the Business, which are required by applicable Environmental Laws currently in effect to be remediated by Seller, where the cost of such remediation, individually or in the aggregate, would have a Material Adverse Effect.

        (d) Seller has not received notice or other communication concerning any alleged liability for Environmental Liabilities and Costs in connection with any part of the premises utilized by the Business and, to Seller's knowledge, there exists no writ, injunction, decree, order, judgment, lawsuit, claim, proceeding, citation, directive, or summons, pending or threatened, relating to any environmental matters with respect to any such premises.

        Section 4.18 Employee Matters.

        (a) Except as required by this Agreement, Seller does not have any employment contracts with any employees employed in the Business, and there is no pending termination of employment of any employee employed in the Business which would have a Material Adverse Effect. There are no employment agreements, pending negotiations, arrangements or understandings with employees employed in the Business having a fixed term.

        (b) There are no labor disputes pending or, to the knowledge of Seller, threatened against Seller in respect of the Business. Seller has not experienced any labor dispute, strike, picketing, handbilling, work slowdown, work stoppage or other concerted labor difficulty in the operation of the Business.

        (c) No charge or complaint of employment discrimination against Seller is pending or, to the knowledge of Seller, threatened before any federal, provincial or local agency, court or tribunal relating to the operation of the Business.

        (d) No charge or complaint against Seller is pending or, to the knowledge of Seller, threatened for payment of wages or other benefits under any federal, provincial or local employment standards law relating to the operation of the Business.

        (e) No charge or complaint against Seller is pending or, to the knowledge of Seller, threatened before the Workers' Compensation Board or any similar provincial or local agency relating to the operation of the Business.

        (f) No complaint or action against Seller by any current or former employee of Seller, including, but not limited to, a complaint or action alleging breach of an employment contract, wrongful discharge or breach of a duty of good faith and fair dealing in the employment relationship, is pending or, to the knowledge of Seller, threatened relating to the operation of the Business.

        (g) There are no pending or, to the knowledge of Seller, threatened claims against Seller for workers' compensation, unemployment insurance or disability benefits under any federal, provincial or local law relating to the operation of the Business.

        (h) All vacation, sick pay and bonuses earned by employees employed in the business through the Closing shall be fully paid and, except to the extent otherwise provided for herein, on or before the Closing Date, all benefits under any and all Employee Benefit Plans earned by employees employed in the Business through the Closing shall be fully paid by Seller to the appropriate Person, in compliance with applicable Law.

        Section 4.19 Brokers, Finders, etc. All negotiations relating to this Agreement, and the transactions contemplated hereby, have been carried on without the participation of any Person acting on behalf of Seller or its Affiliates in such manner as to give rise to any valid claim against Buyer or its Affiliates for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to Seller or its Affiliates or any other Person upon consummation of the transactions contemplated hereby.

        Section 4.20 Suppliers and Customers. During the period from January 1, 2001 through the Closing Date, none of the 10 largest customers of the Business, in each case for the period from January 1, 2001 through the Closing Date, has canceled or substantially modified its agreement or commitment with Seller or the Business to supply services (or threatened in writing to do so). The relationship of Seller with each of its customers is a good commercial working relationship. Seller has no knowledge that any customer of the Business intends to cancel or otherwise substantially modify its relationship with Seller or the Business, or substantially modify its purchase of the services and products of the Business, either as a result of the transactions contemplated hereby or otherwise.

        Section 4.21 No Retention Agreements, etc. There are no retention agreements, severance agreements, change of control agreements and similar arrangements to which Seller, on the one hand, and any employee, consultant or other Person, on the other hand, are a party.

        Section 4.22 Bulk Sales Laws. The transactions contemplated by this Agreement, including, without limitation, the transfer of the Assets from Seller to Buyer, do not require any action by Buyer or Seller under any Law related to the transfer of assets, including, without limitation, any state bulk sales or similar Laws.

        Section 4.23 Representations Complete. None of the representations or warranties made by Seller in this Agreement (including the Exhibits and the Schedules hereto), nor any statement made in any Schedule, Exhibit, certificate, report, instrument, list or other document furnished or to be furnished by or on behalf of Seller pursuant hereto or thereto or in connection with the transactions contemplated hereby, contained, contains or will contain on the date delivered any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which made, not misleading. Seller has disclosed to Buyer all facts of which they have knowledge that would reasonably be expected to have a Material Adverse Effect.

                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date, as follows:

        Section 5.1 Corporate Status. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

        Section 5.2 Authorization, etc. Buyer has the corporate power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action. Buyer has duly executed and delivered this Agreement. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights in general and as the same may be limited by general principles of equity.

        Section 5.3 No Conflicts, etc. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time or both)
(a) the articles or certificate of incorporation or by-laws of Buyer, or (b) any contract, agreement or other instrument applicable to Buyer, or any of its properties or assets, except, in the case of clause (b) for violations and defaults that, individually and in the aggregate, have not materially impaired and shall not materially impair the ability of Buyer to perform its obligations under this Agreement. No Governmental Approval or other Consent is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        Section 5.4 Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of Buyer in such manner as to give rise to any valid claim against Seller for any brokerage or finder's commission, fee or similar compensation.

                                    ARTICLE 6

                                    COVENANTS

        Section 6.1 Covenants of Seller.

            6.1.1 Except as and to the extent required by applicable Law (in which case the nature of the announcement shall be described to Buyer, and Buyer shall be allowed reasonable time to comment prior to dissemination to the public), prior to the Closing, Seller shall not make any public comment, statement or communication nor shall Seller make any announcement to any of its customers, vendors or underwriters, with respect to, or otherwise disclose or permit the disclosure of the existence or terms of the discussions regarding, this Agreement or the transactions contemplated hereby or thereby without Buyer's prior written consent.

            6.1.2 From the date hereof through the Closing Date, except as otherwise expressly permitted by this Agreement or as otherwise consented to by Buyer in writing, Seller shall carry on Seller's businesses (including the Business) only in the ordinary course of business consistent with past practice, and in substantially the same manner as heretofore conducted, and shall take no action which would adversely affect its ability to consummate the transactions contemplated hereunder. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Closing, Seller will:

        (a) preserve intact its present corporate existence and business organizations, pay and discharge all debts and liabilities as they become due, and operate solely in the ordinary course of business in a manner consistent with the provisions of this Agreement and in compliance in all material respects with all applicable Laws, permits and licenses, commitments and Contracts of Seller;

        (b) use best efforts to maintain its relationships and goodwill with customers, clients, suppliers, vendors, underwriters, employees, agents and others with whom it has business dealings;

        (c) maintain its facilities, properties and assets in the same state of repair, order and condition as they were on the date hereof, normal wear and tear excepted;

        (d) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the Assets and Business in accordance with GAAP consistently applied, and maintain its books, accounts and records in the ordinary course of business consistent with past practice;

        (e) maintain in full force and effect all existing governmental licenses, franchises and permits and insurance policies and binders;

        (f) promptly advise Buyer in writing of the threat or commencement against Seller or its Affiliates of any suit, claim or action of which it has knowledge and which could have a Material Adverse Effect on Seller, the Business or the Assets; and

        (g) promptly advise Buyer in writing of any event or the existence of any fact which makes untrue, or will make untrue as of the Closing, any representation or warranty of Seller set forth in this Agreement; provided, however, that no disclosure by Seller pursuant to this Section 6.1.2(g) shall be deemed to amend or supplement this Agreement, to limit or otherwise affect the remedies available to Buyer hereunder, or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant by Seller.

            6.1.3 Without limiting the provisions of Section 6.1.2, from the date hereof through the Closing Date, except as otherwise expressly permitted by this Agreement or as otherwise consented to by Buyer in writing, Seller shall not:

        (a) Except in accordance with the terms and conditions of the FNF Secured Loans, amend its Articles of Incorporation or Bylaws (or similar organizational documents);

        (b) issue, sell, deliver, grant, accelerate, repurchase, redeem any options for, or otherwise agree or commit to issue, sell or deliver any equity interests in Seller, including, without limitation, stock or any other securities;

        (c) recapitalize, split, combine or reclassify any equity interests in Seller, including, without limitation, stock or other securities; declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, units or property or any combination thereof) in respect of, or purchase, redeem or otherwise acquire any of its securities, or modify any of the terms of any such securities;

        (d) (A) other than debt in existence as of the date of this Agreement (including, without limitation, the FNF Secured Loans and the Homemark Secured Loans) or the refinancing of any such existing debt on more favorable terms to Seller, create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money, provided, however, that Buyer's consent to the creation or incurrence of any new debt between the date of this Agreement through the Closing Date shall not be unreasonably withheld; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or (C) make any loans, advances or capital contributions to, or investments in, any other Person;

        (e) make any capital expenditure or capital expenditure commitment in excess of $50,000 whether individually or in the aggregate;

        (f) grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any of its employees or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any of its employees;

        (g) amend, terminate or enter into any employment, consulting, severance, change in control or similar agreement or arrangement (including any commitment to pay retirement or other benefits) to or with any of its officers, directors or employees, or any collective bargaining agreement or commitment;

        (h)(A) enter into or terminate any lease of real estate; (B) create any Lien on any assets or properties of Seller (including the Assets); (C) make any modifications of or changes in or terminate any existing Contract other than as may be required to consummate the transactions contemplated hereby; or (D) enter into any material Contract;

        (i) make, give or grant any bid or proposal, (A) involving an amount in excess of $10,000 (or amend, supplement or terminate any existing bid or proposal); or (B) involving a loss to Seller;

        (j) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any Contract with respect to, any (A) plan of liquidation or dissolution, (B) merger or consolidation, (C) change in its capitalization; (D) sale, assignment, license, disposition of or transfer any Asset, other than sales of Seller's products and services to Buyer or its Subsidiaries; or (E) incurrence of any liabilities or obligations (including liabilities with respect to indebtedness, capital leases or guarantees thereof);

        (k) change any accounting methods, principles or practices followed by Seller, or any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve;

        (l) change or revoke any election with respect to Taxes, change any Tax procedure or practice, or enter into any settlement or compromise of any dispute involving a Tax liability;

        (m) commence, compromise, settle or otherwise modify any material claim, lawsuit or judicial proceeding, or repay or prepay any liability, obligation or indebtedness prior to its stated maturity;

        (n) give or agree to give any discount of Seller's products and services, unless such discount is for Buyer or its Subsidiaries;

        (o) take any action or omit to take any action that would cause any of the representations or warranties contained herein not to be true and correct at any time between the date hereof and the Closing Date; or

        (p) commit or agree to do any of the foregoing.

            6.1.4 From the date hereof through the Closing, Seller shall: (i) provide to Buyer complete access at all reasonable times to the Contracts, agreements between Seller and any Affiliate, Seller's Books and Records, offices and other facilities and properties (including physical inspections of any of the current premises); (ii) furnish Buyer with all financial, operating and other documents, records, data, work papers and other information regarding the Business, the Assets, Contracts, liabilities, personnel and properties of Seller as Buyer may from time to time reasonably request; and (iii) take all action necessary to enable Buyer to make such inspections, reviews and audits thereof as Buyer may reasonably request, and discuss the same with representatives of Seller.

            6.1.5 From the date hereof to the Closing Date, as promptly as practicable, Seller will (i) use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby on or before the Closing Date; (ii) file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by Seller pursuant to applicable Law in connection with this Agreement, the sale and transfer of the Assets pursuant hereto and the consummation of the other transactions contemplated hereby; (iii) use all reasonable efforts to obtain, or cause to be obtained, all Consents (including any required under applicable Law or any Contract) necessary to be obtained by Seller in order to consummate the transactions contemplated pursuant to this Agreement; (iv) coordinate and cooperate with Buyer in exchanging such information and supplying such assistance as may be reasonably requested by Buyer in connection with any filings and other actions contemplated hereby.

            6.1.6 Prior to the Closing Date, Seller, with the reasonable cooperation of Buyer, shall cause the transfer of, and the making of all applicable notifications with respect to, any Consents from any third party under any Contract or from any Governmental Authority, including any environmental permits, authorizations and similar instruments, that are required to be transferred or made in connection with the transactions contemplated hereby.

            6.1.7 Following the Closing, Seller shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Buyer, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby or thereby.

            6.1.8 (i) In connection with the purchase by Buyer of the Assets and the other transactions contemplated hereby, Seller will not, and will cause its Affiliates not to, for a period of 5 years following the Closing (provided such 5 year period shall be extended for any period of time Seller or its Affiliates is in breach of this subsection (h)), anywhere in the world directly or indirectly, design, create, market or sell products or provide services which are competitive to the Business at the time of the Closing ("Competitive Products and Services"). Without limiting the generality of the foregoing, neither Seller nor any of its Affiliates shall, directly or indirectly, be a director, officer or employee of, or consultant to, or own any interest in any Person that designs, creates, markets or sells Competitive Products or Services. The provisions of this Section 6.1.8 shall not be construed to prohibit the rendering of services by Seller or any of its Affiliates to Buyer or its Subsidiaries, or the ownership by Seller or any of its respective Affiliates of an aggregate interest of less than 5% of any publicly traded company with stock listed on a national exchange or Nasdaq that designs, creates, manufactures, sells or provides any Competitive Products and Services. Notwithstanding anything to the contrary above, Buyer acknowledges that Seller's continued development, marketing and sale of its IDXnet broker reciprocity product offering, as described by Seller to Buyer as of the date of this Agreement, does not constitute a Competitive Product and Service. In addition, Buyer acknowledges that for purposes of this Section 6.1.8(i) only, Chaffee Interactive, Inc. shall not be deemed an Affiliate of Seller and is not subject to the provisions of this Section 6.1.8(i).

            (ii) In connection with the transactions contemplated hereby, Seller will not, and will cause its Affiliates not to, for a period of 5 years following the Closing, directly or indirectly induce or solicit, or aid or assist any Person to induce or solicit, any employees or officers of Buyer or its Subsidiaries, to terminate, curtail or otherwise limit his or her employment by or business relationship with Buyer or its Subsidiaries.

            (iii) The parties hereto agree that the provisions of this Section
6.1.8 are reasonable. If a court determines, however, that any provision of this
Section 6.1.8 is unreasonable, either in period of time, geographical area or otherwise, then the parties hereto agree that the provisions of this Section
6.1.8 should be interpreted and enforced to the maximum extent which such court deems reasonable. The provisions of this Section 6.1.8 shall inure to the benefit of Buyer, its Affiliates, and their respective successors and assigns.

            6.1.9 Prior to the Closing, all information received from Buyer prior to the Closing shall be deemed received pursuant to the Confidentiality Agreement, and Seller shall comply with the confidentiality provisions of the Confidentiality Agreement with respect to such information. The confidentiality provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth herein.

            6.1.10 From and after the Closing, Seller will, and will cause its respective Affiliates to, hold in strict confidence, and not use to the detriment of Buyer or its Subsidiaries, any information with respect to Buyer, its Subsidiaries, or their respective business assets or properties, including, without limitation, the Business and the Assets. Without limiting the generality of the foregoing, Seller agrees, covenants and acknowledges that, from and after the Closing Date, it will not, and will cause its respective Affiliates not to, directly or indirectly, disclose, give, sell, use, or otherwise divulge any confidential or secret information (including but not limited to any technology, process, trade secrets, know-how, other intellectual property rights, strategies, financial statements or other financial information not otherwise publicly available, forecasts, operations, business plans, prices, discounts, products, product specifications, designs, plans, data or ideas) primarily used in or primarily related to Buyer, its Subsidiaries, or their respective business, assets or properties, including, without limitation, the Business and the Assets. Notwithstanding the foregoing, Seller may disclose such information
(i) if compelled to disclose the same by judicial or administrative process or by other requirements of applicable Law (but subject to the following provisions of this Section 6.1.10); (ii) if the same hereafter is in the public domain through no fault of Seller; or (iii) if the same is later acquired by Seller from another source and such source is not under an obligation to another Person, Buyer or its Subsidiaries to keep such information confidential. If Seller or any of its Affiliates (the "Disclosing Party") is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such information, the Disclosing Party shall provide Buyer with prompt notice of any such request or requirement so that Buyer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6.1.10. If, in the absence of a protective order or other remedy or the receipt of a waiver by Buyer, the Disclosing Party nonetheless, based on the written advice of counsel, is required to disclose such information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Disclosing Party, without liability hereunder, may disclose that portion of such information which such counsel advises the Disclosing Party it is legally required to disclose.

            6.1.11 From the date hereof through the Closing, Seller and its Affiliates shall (and shall cause their respective Affiliates to) immediately suspend any existing negotiations or discussions relating to any direct or indirect sale of substantially all of its assets or any sale of all or any portion of the Assets (collectively, a "Transaction"), and Seller shall not, and shall cause their respective Affiliates not to, directly or indirectly, (i) encourage, solicit, participate in or continue or initiate discussions or negotiations with, or provide any information to, otherwise cooperate with, or take any other action to facilitate knowingly any inquiries or the making of any proposal or offer, to any Person, which constitutes, or may reasonably be expected to lead to, any Transaction, or (ii) negotiate or discuss with any third party concerning any proposal or offer for a Transaction. Seller shall promptly notify Buyer of any such proposal initiated by any third party. Subject to the other terms and conditions of this Agreement, nothing contained in this
Section 6.1.11 shall prohibit Seller and its Affiliates from continuing or entering into negotiations or discussions related to any transaction that does not constitute a Transaction, including, without limitation, any merger, joint venture, sale offer or tender offer for stock or other securities of, other transfer of actual or beneficial ownership of or other similar transaction involving Seller, its operations or less than substantially all its assets other than the Assets; provided, that any such negotiations or discussions, or the consummation of any such transaction, shall be expressly subject to this Agreement and shall not in any way impair Buyer's rights under this Agreement.

            6.1.12 Seller shall be responsible for filing any and all Tax Returns and shall be responsible for any and all tax liability related to the Business and the Assets for all periods prior to the Closing Date, including, without limitation, the period commencing January 1, 2001 and ending on the Closing Date.

        Section 6.2 Covenants of Buyer.

            6.2.1 Except as and to the extent required by applicable Law (in which case the nature of the announcement shall be described to Seller, and Seller shall be allowed reasonable time to comment prior to dissemination), prior to the Closing, Buyer shall not make any public comment, statement or communication, nor shall Buyer make any announcement to any of its customers, vendors or underwriters, with respect to, or otherwise disclose or permit the disclosure of the existence or terms of the discussions regarding, this Agreement or the transactions contemplated hereby or thereby without the prior written consent of Seller.

            6.2.2 From the date hereof to the Closing Date, as promptly as practicable, Buyer will: (i) file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by Buyer pursuant to applicable Law in connection with this Agreement, the purchase and transfer of the Assets pursuant hereto and the consummation of the other transactions contemplated hereby; and (ii) coordinate and cooperate with Seller in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Seller in connection with any filings and other actions contemplated by Section 6.1.5. Notwithstanding the foregoing, Buyer shall not be obligated to obtain or make any authorization, consent, filing or approval if, in Buyer's reasonable judgment, doing so could have a Material Adverse Effect on Buyer.

            6.2.3 Following the Closing, Buyer shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Seller, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

            6.2.4 Prior to the Closing, all information received from Seller prior to the Closing shall be deemed received pursuant to the confidentiality provisions of the Confidentiality Agreement, and Buyer shall comply with the confidentiality provisions of the Confidentiality Agreement with respect to such information.

            6.2.5 On or prior to the Closing Date, Buyer shall offer employment to certain employees of Seller selected by Buyer in its sole discretion on such terms and conditions as determined by Buyer in its sole discretion. Those employees accepting such offer from Buyer are referred to herein as "Transferred Employees." As of the Closing Date, and without any interruption of coverage, Buyer shall provide to each Transferred Employee (i) participation in Employee Benefit Plans of Buyer consistent with that provided similarly situated employees of Buyer, and (ii) credit for service with Seller, determined on the Closing Date, for purposes of such participation. Buyer shall waive all pre-existing condition exclusions and actively-at-work requirements and provide that any expenses incurred on or before the Closing Date by a Transferred Employee or a Transferred Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

        Section 6.3 Joint Covenant. Following the execution of this Agreement and continuing following the Closing, Buyer and Seller shall, in good faith, negotiate a Software Development, License and Marketing Agreement, or other similar agreement or agreements, pursuant to which (i) Buyer, at its option, may retain Seller to perform certain software development and/or support services for a mutually agreed upon fee, (ii) Seller shall license from Buyer the Shared Software necessary for Seller to operate the IDXnet broker reciprocity product offering for a mutually agreed upon fee, (iii) Seller and Buyer shall establish a cross-marketing relationship for certain mutually agreed upon products, including Seller's IDXnet broker reciprocity product offering, and related commissions to be mutually agreed upon by the parties; and (iv) such other terms and conditions as the parties may mutually agree. Buyer and Seller expressly understand and agree that the execution of the above described agreement or agreements shall not be a condition to close the transactions contemplated by this Agreement.

        Section 6.4 Management Agreement. Promptly following the execution of this Agreement, but in no event later than three (3) business days from such date, Buyer and Seller shall enter into a Management Agreement pursuant to which Buyer shall assume full management responsibilities of the Business, including control over the day-to-day operations, for the period commencing on the date of this Agreement and ending on the earlier of (i) the Closing, or (ii) the termination of this Agreement (the "Management Term"). The Management Agreement shall contain customary terms and conditions for a business relationship of this type.

                                    ARTICLE 7
                              CONDITIONS PRECEDENT

        Section 7.1 Conditions to Obligations of Each Party. The obligations of the parties hereto to consummate the transactions contemplated hereby at the Closing shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

            7.1.1 Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Law, judicial order or arbitral decision. No governmental authority or agency shall have determined that any Law makes illegal the consummation of the transactions contemplated hereby, and no proceeding with respect to the application of any such Law to such effect shall be pending or threatened.

        Section 7.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the purchase of the Assets and the other transactions contemplated hereby at the Closing shall be subject to the fulfillment (or waiver by Buyer) on or prior to the Closing Date, of each of the following additional conditions:

            7.2.1 Each of the representations and warranties of Seller contained in this Agreement or any other loan or other agreement to which Buyer and Seller are a party that is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case on the date hereof and at and as of the Closing Date as though made on and as of the Closing Date. Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and any other loan or other agreement to which Buyer and Seller are a party to be performed or complied with by it prior to or on the Closing Date.

            7.2.2 Since the date hereof, there shall not have occurred any (i) Material Adverse Effect (including any Material Adverse Effect due to any pending or threatened litigation) on the Business or the Assets; or (ii) material change in the Business, the Assets, any of Seller's Contracts or Commitments (other than its actual completion or progress toward the same), or Seller's financial condition, prospects or operations.

            7.2.3 Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by a duly authorized officer, to the effect of Section
7.2.1 and Section 7.2.2.

            7.2.4 Buyer shall have received from Seller a certificate, dated the Closing Date and signed by the secretary or equivalent officer of Seller, certifying to each of the following items of Seller, which shall be attached thereto: (i) copies of its Articles of Incorporation, and all amendments thereof to date, certified as of a recent date by the appropriate department or agency of the State of Nevada; (ii) copies of its Bylaws, and all amendments thereof to date; (iii) specimen signatures of its incumbent officers; (iv) certificates of good standing (or local law equivalent) of a recent date, certified by the Secretary of State or other appropriate official of each other state in which it is qualified to do business; and (vi) records of all action taken by Seller which are required by applicable Law approving this Agreement and the transactions contemplated herein.

            7.2.5 Seller shall have filed or supplied, or shall have caused to be filed or supplied, all applications, notifications and information required to be filed or supplied by Seller pursuant to applicable Law in connection with this Agreement, the sale and transfer of the Assets pursuant hereto and the consummation of the other transactions contemplated hereby. Seller shall have obtained and shall have delivered to Buyer copies of all governmental and non-governmental Consents required to be obtained by Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No Consent so obtained shall: (i) have been conditioned upon the modification, cancellation or termination of any Contract, right, license or permit of Seller; (ii) impose on the Business or the Assets after the Closing any condition, provision or requirement not presently imposed upon thereon, or any condition that would be more restrictive after the Closing on the Business or the Assets than the conditions presently imposed thereon;
(iii) necessitate the payment of premium or penalty by, or loss of benefit to, Buyer as successor owner of the Business and the Assets or necessitate an increase in tangible net worth of the Assets; or (iv) impose a requirement on Buyer or its Subsidiaries that, in Buyer's reasonable judgment, shall have a Material Adverse Effect on Buyer or its Subsidiaries.

            7.2.6 All corporate and other proceedings of Seller in connection with this Agreement and the transactions contemplated hereby and thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to Buyer, and Buyer shall have received from Seller all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

            7.2.7 Seller shall have delivered to Buyer at the Closing all documents, certificates and agreements necessary to transfer to Buyer title to the Assets, free and clear of any and all Liens thereon, which documents, certificates and agreements shall each be in form and substance reasonably satisfactory to Buyer, including (i) a bill of sale, assignment and general conveyance, dated the Closing Date, with respect to the Assets, and (ii) assignment of all Contracts, Intellectual Property, and any other agreements and instruments constituting Assets, dated the Closing Date, assigning all of Seller's right, title and interest therein and thereto.

            7.2.8 Seller shall have delivered to Buyer certificates of its managers and officers, in form and substance reasonably satisfactory to Buyer, dated the Closing Date, certifying that (i) no claims have been brought or, to such individual's knowledge, threatened against such individual which would or may give rise to a right to indemnification from Seller, and (ii) such individual has no claim against Seller (other than for any accrued and unpaid wages).

            7.2.9 Buyer shall have completed to its sole satisfaction its business, financial and legal due diligence investigation of Seller, the Business and the Assets, and shall have found, in Buyer's sole discretion, Seller's prospects, Business, operations, Assets, Contracts, rights and liabilities, including its liabilities with respect to, and compliance with, Environmental Laws and legal and regulatory requirements, satisfactory. Without limiting the generality of the foregoing, Buyer shall have received true, complete and correct copies of each Contract of Seller or other document of Seller and shall have reviewed and be satisfied with the same.

            7.2.10 Seller and Buyer shall entered into a Software Development Agreement, acceptable to Buyer in its sole discretion, pursuant to which Seller shall develop the Version 8 Software for the benefit of Buyer and in accordance with detailed specifications related to the nature and performance of the Version 8 Software.

            7.2.11 Seller's counsel shall have delivered to Buyer a legal opinion letter substantially in the form of Exhibit A hereto.

            7.2.12 Seller shall have (i) paid in full all amounts due Homemark under the Homemark Secured Loans and Homemark shall have accepted such payment in full satisfaction of the Homemark secured Loans, (ii) caused Homemark to release any and all Liens asserted by Homemark against the Assets, and (iii) entered into a general release of claims with Homemark in form and substance satisfactory to Buyer in its sole discretion.

            7.2.13 Seller shall have caused FNF to release any and all Liens asserted by FNF against the Assets.

            7.2.14 Seller shall have satisfied all conditions precedent set forth in Section 5 of the Revolving Credit Agreement between Seller and FNF of even date herewith.

            7.2.15 Seller shall have delivered to Buyer the Disclosure Schedules within ten (10) days following the execution of this Agreement and Buyer shall have approved, in its sole discretion. each exception to the representations and warranties contained therein.

        Section 7.3 Conditions to Obligations of the Seller and Members. The obligation of Seller to consummate the transactions contemplated hereby at the Closing shall be subject to the fulfillment (or waiver by Seller), on or prior to the Closing Date, of the following additional conditions:

            7.3.1 Each of the representations and warranties of Buyer contained in this Agreement that is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case on the date hereof and at and as of the Closing Date as though made on and as of the Closing Date. Buyer shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

            7.3.2 All corporate proceedings of Buyer in connection with this Agreement and the transactions contemplated hereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to Seller, and Seller shall have received from Buyer all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

                                    ARTICLE 8
                                   TERMINATION

        Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

            8.1.1 by the written agreement of Buyer and Seller;

            8.1.2 by Buyer, by notice to Seller, if the Closing shall not have been consummated pursuant hereto by 5:00 p.m. Pacific time on November 30, 2001;

            8.1.3 by Buyer by notice to Seller, if any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. Pacific time on November 22, 2001, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

            8.1.4 by Seller by notice to Buyer, if any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. Pacific time on November 22, 2001, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

        Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to the provisions of Section 8.1, then this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, except for any liability resulting from such party's breach of or default under this Agreement.

                                    ARTICLE 9
                                 INDEMNIFICATION

        Section 9.1 Indemnification By Seller. Subject to the terms and conditions of this Article IX, Seller covenants and agrees to defend, indemnify and hold harmless Buyer and its Affiliates (including, after the Closing, Seller) and their respective officers, directors, employees, agents, advisers and representatives (collectively, the "Buyer Indemnitees"), from and against, and pay or reimburse the Buyer Indemnitees for, any and all claims, liabilities (including Tax liabilities), fines, costs, judgments, penalties or proceedings (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses, court costs, consulting fees, expert witness fees and reasonable attorneys' fees and expenses incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, "Losses"), resulting from or arising out of:

            9.1.1 any inaccuracy or defect in any representation or warranty of either Seller contained in this Agreement; or

            9.1.2 any breach of any covenant or agreement of Seller contained in this Agreement; or

            9.1.3 the Excluded Assets or the Excluded Liabilities; or

            9.1.4 the Business, the Assets or the Assumed Liabilities prior to the Closing; or

            9.1.5 the business and/or operation (or dissolution) of Seller following the Closing; or

            9.1.6 the employment of the Transferred Employees by Seller, its Subsidiaries or their respective Affiliates prior to the Closing and the termination of the Transferred Employees by such entities pursuant to this Agreement.

        Section 9.2 Indemnification By Buyer. Subject to the terms and conditions of this Article IX, Buyer covenants and agrees to defend, indemnify and hold harmless Seller from and against any and all Losses resulting from or arising out of:

            9.2.1 any inaccuracy or defect in any representation or warranty of Buyer contained in this Agreement; or

            9.2.2 any breach of any covenant or agreement of Buyer contained in this Agreement; or

            9.2.3 the Assumed Liabilities following to the Closing; or

            9.2.4 the employment of the Transferred Employees by Buyer or its Subsidiaries following the Closing.

        Section 9.3 Indemnification Procedures.

            9.3.1 In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (each, an "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") as soon as practicable after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any third party claim or any litigation with a third party resulting therefrom; provided, however, that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed); (ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense (which shall not be subject to reimbursement hereunder except as provided below); and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually and materially damaged as a result of such failure to give notice. Except with the prior consent of the Indemnified Party, no Indemnifying Party, in the defense of any litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from any and all liability with respect to such litigation. If the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party's Tax liability or the ability of the Indemnified Party to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party; provided, however, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. If the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand at the sole cost of the Indemnifying Party and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any third party claim or litigation subject to this Article IX and the records of each shall be reasonably available to the other with respect to such third party defense.

            9.3.2 With respect to any claim for indemnification hereunder which does not involve a third party claim, the Indemnified Party will give the Indemnifying Party notice of such claim. The Indemnifying Party may acknowledge and agree by notice to the Indemnified Party to satisfy such claim within 20 days of receipt of notice of such claim from the Indemnified Party. If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide notice of such dispute to the Indemnified Party within such 20-day period, setting forth in reasonable detail the basis of such dispute. Upon receipt of notice of any such dispute, the Indemnified Party and the Indemnifying Party shall use reasonable efforts to resolve such dispute within 30 days of the date such notice of dispute is received. If the Indemnifying Party shall fail to provide notice to the Indemnified Party within 20 days of receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim. Once (i) the Indemnifying Party has acknowledged and agreed to pay any claim pursuant to this
Section 9.3(b); (ii) any dispute under this Section 9.3(b) has been resolved in favor of indemnification by mutual agreement of the Indemnifying Party and the Indemnified Party; or (iii) any dispute under this Section 9.3(b) has been finally resolved in favor of indemnification by court order of any court having jurisdiction over such dispute, then the Indemnifying Party shall pay the amount of such claim to the Indemnified Party within 20 days of the date of acknowledgement or resolution, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.

            9.3.3 If a claim for indemnification has been made prior to the Expiration Date, the parties' rights and obligations under this Article IX in respect of such claim shall continue even if the Expiration Date shall occur prior to full resolution of such claim.

        Section 9.4 Limitation of Liability for Losses; Expiration of Representations and Warranties. Notwithstanding anything to the contrary in this Agreement, except for Losses arising from fraud or willful misconduct by the Indemnifying Party, the maximum aggregate liability (i) of Seller to indemnify the Buyer Indemnitees for Losses under Section 9.1, or (ii) of Buyer to indemnify Seller under Section 9.2, shall, in each case, not exceed the amount of the Purchase Price. Except in the event of fraud or willful misconduct, in which case all representations and warranties contained in this Agreement shall expire upon the expiration of the relevant statute of limitations, all representations and warranties contained in this Agreement shall survive the Closing for a period of two (2) years (the "Expiration Date").

                                   ARTICLE 10
                                  MISCELLANEOUS

        Section 10.1 Expenses. Seller shall be responsible for and bear all expenses, costs and fees (including investment banking, attorneys' and auditors' fees, any broker's or finder's fees, and any other expenses) incurred at any time by Seller in connection with pursuing or consummating the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated. Buyer shall bear such expenses, costs and fees incurred by it.

        Section 10.2 Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

        Section 10.3 Notices. All notices, requests, demands, approvals, consents, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be (a) delivered personally;
(b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid; (c) sent by nationally recognized next-day or overnight mail or delivery; or (d) sent by facsimile transmission, provided that the original copy thereof also is sent by certified or registered mail.

                      (i)    if to Buyer, to:

                             Fidelity National Information Solutions, Inc. 4050 Calle Real, Suite 200
                             Santa Barbara, CA 93110
                             Attn: Eric Swenson, President

                      (ii)   if to Seller, to:

                             HomeSeekers.com, Inc.
                             _____________________________
                             _____________________________

                             Attn: _______________________

or, in each case, at such other address as may be specified in a written notice sent in accordance with the provisions of this Section 10.3 to the other parties hereto. All notices shall be deemed effective and given upon receipt; provided, however, that if any facsimile notice is received after 5:00 P.M. local time at the place of receipt, it shall be deemed to have been given as of the next following Business Day.

        Section 10.4 Attorneys' Fees. If any party hereto initiates any legal action arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable attorneys' fees, expert witness fees and expenses incurred by the prevailing party in connection therewith (including fees and expenses incurred to prosecute any appeal or to enforce any judgment). This Section 10.4 shall not be deemed merged into any judgment rendered on this Agreement.

        Section 10.5 Liability for Transfer Taxes. Seller shall be responsible for and pay in a timely manner all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar taxes and fees, if any, arising out of or in connection with or attributable to the transfer of the Assets effected pursuant to this Agreement.

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

        Section 10.6 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

        Section 10.7 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between or among the parties with respect to the subject matter hereof except the confidentiality provisions set forth in the Confidentiality Agreement.

        Section 10.8 Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

        Section 10.9 Governing Law, Etc. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal Laws of the State of California giving effect to the conflict of laws rules thereof.

        Section 10.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and its respective heirs, successors and permitted assigns.

        Section 10.11 Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto.

        Section 10.12 No Third Party Beneficiaries. Except as provided in
Article IX with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and its respective heirs, legal representatives, successors and permitted assigns.

        Section 10.13 Amendment; Waivers, etc. No discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. No amendment or modification of this Agreement shall be effective unless in a writing executed by all the parties hereto.

        Section 10.14 Acknowledgment. Seller and Buyer each acknowledges that the representations, warranties, agreements and covenants contained in this Agreement and in any document, instrument or certificate delivered pursuant hereto or in connection herewith shall not be deemed waived or otherwise affected by or as a result of any investigation by the other.

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                       FIDELITY NATIONAL INFORMATION
                                       SOLUTIONS, INC., a Delaware corporation

                                       By: /s/ Eric D. Swenson
                                           Name:  Eric D. Swenson
                                           Title: President


                                       HOMESEEKERS.COM, INC., a Nevada
                                       corporation


                                       By: /s/ Thomas A. Chaffee, Jr.
                                           Name:  Thomas A. Chaffee, Jr.
                                           Title: Sole Director/Acting CEO

                                    EXHIBIT A

                              FORM OF LEGAL OPINION

[Subject to reasonable and customary exceptions and qualifications], we are of the opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. The Company is duly qualified to do business as a foreign corporation and is in good standing in each other state in which the nature of its activities or of its properties owned or leased makes such qualification necessary, except to the extent that failure to so qualify would not have a material adverse effect on the Company.

2. The Company has the corporate power and authority to own its properties and assets, to carry on its business as presently conducted, and to enter into the Agreement and perform its obligations thereunder.

3. The Agreement has been duly authorized by all necessary corporate action on the part of the Company and has been duly executed and delivered by the Company.

4. The Agreement is a legal, valid and binding obligation of the Company enforceable against it in accordance with their respective terms, except as the enforceability thereof may be subject to or limited by (a) bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors, and (b) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

5. The execution and delivery of the Agreement and the performance by the Company of its terms (a) will not breach or result in a violation of the Company's Articles of Incorporation or Bylaws, or any judgment, order or decree of any court or arbitrator, known to us, to which the Company is a party or is subject, (b) will not, to our knowledge, constitute a material breach of the terms, conditions or provisions of, or constitute a default under, any material contract, undertaking, indenture or other agreement or instrument identified in the Company's Annual Report on Form 10-K for the year ended [December 31], 2000, or filed with the SEC subsequent to the filing of such Form 10-K; and (c) neither is prohibited by, nor subjects the Company to, a fine, penalty, or other similar sanction under, any statute or regulation of the State of [California], or any federal statute or regulation, of a type which are typically applicable to transactions similar to those transactions contemplated by the Agreement.

6. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required in connection with the valid execution, delivery and performance by the Company of the Agreement, other than such consents, approvals, authorizations, designations, declarations or filings as have been made or obtained on or before the date hereof or which are not required to be made or obtained until after the date hereof.

7. Except as disclosed in the Agreement or the exhibits and schedules delivered in connection therewith, there is, to our current actual knowledge, no action, suit or proceeding pending against the Company or its properties in any court or before any governmental authority or agency, or arbitration board or tribunal
(a) which seeks to restrain, enjoin, prevent the consummation of, or otherwise challenge the Agreement or any of the transactions contemplated thereby, or (b) which, if adversely determined, could reasonably be expected to have a material adverse effect on the Company or its business or properties (taken as a whole).